UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
February 28, 2006

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 800
Bethesda, MD 20817
(Address of Principal Executive Offices) (Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement.

On March 1, 2006, an affiliate of DiamondRock Hospitality Company (“DiamondRock”) signed a purchase agreement to acquire the 1,192 room Chicago Marriott Downtown Magnificent Mile (the “Chicago Marriott”) for a purchase price of $295 million, plus approximately $11 million of net consideration in the form of an assumed property tax liability and other adjustments.  We made a $5 million non-refundable deposit upon entering into the purchase agreement.  The acquisition is scheduled to close on March 15, 2006; however, we have the right to delay the closing for 30 days upon making an additional $5 million non-refundable deposit.

We intend to finance the purchase through a combination of assuming an existing $220 million limited recourse secured mortgage backed debt, drawing on our corporate credit facility and obtaining a term loan from Wachovia Bank, National Association.  We intend to assume the existing floating rate $220 million limited recourse secured mortgage backed debt and then refinance it with a fixed-rate loan issued by Wachovia Bank, National Association.

We cannot assure you that we will acquire the Chicago Marriott because the proposed acquisition is subject to a variety of factors.

The foregoing summary of our acquisition of the Chicago Marriott is qualified in its entirety by the full terms and conditions of the Agreement for Sale and Purchase, as of March 1, 2006, by and among Chicago 540 Hotel, L.L.C., Chicago 540 Lessee, Inc., and DiamondRock Chicago Owner, LLC, a copy of which is filed as Exhibit 10.1 to the Form 8-K and is incorporated herein by reference.

ITEM 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective February 28, 2006, the board of directors of DiamondRock Hospitality Company (the “Company”) approved an amendment to Article II, Section 2 of the Company’s Second Amended and Restated Bylaws.

The amendment is attached hereto as Exhibit 3.1.

ITEM 9.01.  Financial Statements and Exhibits.

          (d)          Exhibits.

See Index to Exhibits attached hereto.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: March 6, 2006	By:	/s/ Michael D. Schecter

Michael D. Schecter
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amendment No. 1 to the Company’s Second Amended and Restated Bylaws.

10.1	Purchase and Sale Agreement, dated as of March 1, 2006, among Chicago 540 Hotel, L.L.C., Chicago 540 Lessee, Inc., and DiamondRock Chicago Owner, LLC.

99.1	Press Release dated March 6, 2006